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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Valmont Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT

FOR THE
APRIL 29, 2014
ANNUAL SHAREHOLDERS' MEETING

Dear Shareholder:

        You are cordially invited to attend Valmont's annual meeting of shareholders on Tuesday, April 29, 2014 at 2:00 p.m. The meeting will be held in the Nebraska Conference Room of the Omaha Marriott at 10220 Regency Circle in Omaha, Nebraska.

        The formal meeting of shareholders will be followed by a review of Valmont's business operations and our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the directors and officers about the activities of the Company.

        We are pleased to furnish our proxy materials to you over the Internet. We believe that this e-proxy process should expedite shareholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 20, 2014, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and vote online. Those shareholders who do not receive such a Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a copy of the proxy statement, proxy card, and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card, and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement, proxy card, and annual report over the Internet next year, if you received them by mail this year.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice or proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

        I look forward to seeing you at our annual meeting.

Sincerely,

Mogens C. Bay Chairman and Chief Executive Officer

Valmont Industries, Inc.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska 68114, on Tuesday, April 29, 2014 at 2:00 p.m. local time for the purpose of:

  (1)
  Electing three directors of the Company to three year terms.

  (2)
  Advisory approval of the Company's executive compensation.

  (3)
  Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2014.

  (4)
  Transacting such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 3, 2014 are entitled to notice of, and to vote at, the Annual Meeting.

        Your vote is important. Please note that if you hold your shares through a broker, your broker may no longer vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors

Todd G. Atkinson Secretary

PROXY STATEMENT

To Our Shareholders:

        The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the annual meeting of shareholders to be held on Tuesday, April 29, 2014, or at any adjournments thereof.

        At the close of business on March 3, 2014, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 26,844,959 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

        The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes"). Please note that if you hold your shares through a broker, your broker may no longer vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

        Election of the three director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes "withheld" than "for" in an election is required to tender his resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in Election of Directors.

        The proposals to approve the ratification of the appointment of the auditors and the approval of the advisory say-on-pay resolution on executive compensation will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

        Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the meeting and a telephonic or Internet revocation must be submitted by 12:00 p.m. Eastern Time on April 28, 2014. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

        As permitted by Securities and Exchange Commission rules, Valmont is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On March 20, 2014, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. If you received such a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

        The Securities and Exchange Commission's rules permit us to deliver a single Notice or set of this proxy statement and our annual report to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of this proxy statement and our annual report to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or a set of this proxy statement and our annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or this proxy statement and our annual report, contact Broadridge Financial Solutions, Inc. at 1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

        The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company.

 Certain Shareholders

        The following table sets forth, as of March 3, 2014, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) executive officers named in the summary compensation table and directors and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 3, 2014(1)	Percent of Class(2)
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	2,718,774	10.1%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	1,456,664	5.4%
Royce & Associates LLC(5) 745 Fifth Avenue New York NY 10151	1,561,635	5.8%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	1,725,413	6.4%
Neuberger Berman Group LLC(7) 605 Third Avenue New York, NY 10158	1,613,120	6.0%
FMR LLC(8) 245 Summer Street Boston, MA 02210	1,425,939	5.3%
Mogens C. Bay	359,171	1.3%
Walter Scott, Jr.	131,063
Kenneth E. Stinson	70,376
Kaj den Daas	9,813
Glen A. Barton	23,846
Clark T. Randt, Jr.	4,554
Daniel P. Neary	15,063
J. B. Milliken	1,250
Catherine James Paglia	1,062
Terry J. McClain	36,061
Todd G. Atkinson	23,772
Mark Jaksich	41,662
Vanessa K. Brown	18,535
All Executive Officers and Directors As Group (16 persons)	751,470	2.8%

(1)
Includes shares which the directors and executive officers have, or within 60 days of March 3, 2014 will have, the right to acquire through the exercise of stock options, as follows: 8,000 shares for Messrs. Scott and Stinson; 47,236 shares for Mr. Bay; 8,714 shares for Mr. McClain; 13,930 shares for Mr. Jaksich; 19,870 shares for Mr. Atkinson; 9,744 shares for Ms. Brown; and 120,233 shares for all executive officers and directors as a group. Includes restricted stock units held by directors which will vest within 60 days of

  March 3, 2014 as follows: 892 restricted stock units for each director (other than Mr. Bay).

(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

(3)
Based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 10, 2014.

(4)
Based on a Schedule 13G filed by T. Rowe Price Associates with the Securities and Exchange Commission on February 12, 2014.

(5)
Based on a Schedule 13G filed by Royce & Associates LLC with the Securities and Exchange Commission on January 16, 2014.

(6)
Based on a Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 12, 2014.

(7)
Based on a Schedule 13G filed by Neuberger Berman Group LLC with the Securities and Exchange Commission on February 12, 2014.

(8)
Based on a Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 14, 2014.

(9)
Three individuals, Timothy Daugherty, Mogens Bay and Kenneth Stinson, together direct the voting of 1,000,000 shares owned by the Robert B. Daugherty Foundation.

Corporate Governance

        Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont's businesses and to maintaining Valmont's integrity in the marketplace.

Overview

        The board of directors has adopted corporate governance principles which are set out in the "Investor Relations" section of the Company's website at www.valmont.com. The following corporate governance documents also appear on the Company's website and these documents and the Company's Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:

  •
  Code of Business Conduct

  •
  Code of Ethics for Senior Officers

  •
  Audit Committee Charter

  •
  Human Resources Committee Charter

  •
  Governance and Nominating Committee Charter

  •
  International Committee Charter

  •
  Procedures for bringing concerns or complaints to the attention of the Audit Committee

        The board met five times during 2013. All directors attended at least 75% of all board meetings and all meetings of Committees on which the director served. Directors are encouraged to attend the annual shareholders' meeting and all Company directors attended the 2013 annual shareholders' meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company's website.

Board Leadership Structure and Risk Oversight

        The board's leadership structure consists of a Chairman and a Lead Director. The Chairman is also the Chief Executive Officer. The board believes this combined role promotes unified leadership and direction for the board and executive management and allows for a single clear focus for the chain of command to execute the Company's strategic initiatives and business plans. The board does not believe the combined role adversely affects the independence of the board. All board members have substantial business experience and all board members, with the exception of the Chief Executive Officer, are independent within the meaning of the Company's corporate governance principles and the NYSE Listing Standards. The Company's independent directors meet in executive session without management present at every board meeting. The Chief Executive Officer periodically updates the board on succession planning for key officers and the board reviews CEO succession planning in detail annually at its July meeting.

        The board has established the position of Lead Director. The position is filled by independent director Kenneth E. Stinson. The lead director presides at executive sessions of the independent directors, serves as a liaison between the independent directors and the Chief Executive Officer, and has the ability to call meetings of the independent directors. Interested parties who wish to contact the board of directors or the lead director may communicate through the lead director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., One Valmont Plaza, Suite 601, Omaha, Nebraska, 68154-5215.

        The board has oversight responsibility for risks affecting the Company. The board has delegated risk oversight with respect to operational, compliance and financial matters to the Audit Committee and has delegated risk oversight with respect to compensation matters to the Human Resources Committee.

Governance Actions

        The board of directors and board committees have taken a number of corporate governance actions. The more significant actions include:

  •
  The board of directors has approved bylaws which adopt a majority voting system for the election of directors.

  •
  The board of directors has adopted director stock ownership guidelines. The guidelines provide that directors should own Valmont common stock with a value at least equal to five times the director's annual retainer. Directors have five years after joining the board to meet the guidelines.

  •
  The board of directors has adopted stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of six times base salary for the Chief Executive Officer, three times base salary for the Chief Financial Officer, Executive Vice President and Group Presidents, and two times base salary for other corporate officers. The officers are required to retain 75% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Company also has a policy prohibiting stock hedging and stock pledges applicable to directors and officers.

  •
  The board of directors has adopted an executive compensation recoupment policy. The policy generally provides that if Valmont is required to restate its financial statements, the board of directors may require reimbursement of all or any part of any cash or stock award based on an incentive plan that relates to the performance of Valmont, if the employee engaged in certain conduct which caused or contributed to the need for the restatement. The board of directors has the right to apply the recoupment policy in all cases to the Chief Executive Officer,

    Chief Financial Officer and Group President (if the conduct occurred in the Group) if an employee engaged in the designated conduct.

  •
  The Human Resources Committee has engaged Frederick W. Cook & Co. ("Cook") as its independent executive compensation consulting firm. The Company does not engage Cook for any services beyond their support of the Human Resources Committee.

  •
  The board of directors in December 2005 permitted the Company's Shareholder Rights Plan to expire, effectively terminating the Shareholder Rights Plan.

Board Independence

        The board of directors is composed of a majority of independent directors. The board has established independence standards for Valmont's directors. These standards are set forth below and are contained in the Company's Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:

  •
  A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director as an executive officer or which employed an immediate family member of the director as an executive officer, or (3) the director or the director's immediate family member received more than $120,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

  •
  A director will not be independent if (1) the director is an executive officer or an employee, or the director's immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company's consolidated gross revenues or (ii) Valmont's consolidated gross revenues.

  •
  A director will not be independent if (1) the director or an immediate family member is a current partner of Valmont's independent auditor, (2) the director is an employee of Valmont's independent auditor, (3) the director has an immediate family member who is a current employee of Valmont's independent auditor who personally works on Valmont's audit, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont's independent auditor and personally worked on Valmont's audit within that time.

  •
  For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board's determination of each director's independence is disclosed annually in the Company's proxy statement.

  •
  Tax-exempt organizations to which Valmont makes contributions shall not be considered "companies" for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization's consolidated gross revenues.

        The board has determined that all directors except Mr. Bay (the Company's Chief Executive Officer) have no material relationship with the Company and are independent within the meaning of the Company's Corporate Governance Principles and the NYSE listing standards. The directors determined that the purchase by the Company of product development services from the University of

Nebraska (a public university with a budget in excess of $2 billion) were in the ordinary course of business and immaterial.

Audit Committee

        The members of the Audit Committee during 2013 were directors Scott (Chairman), den Daas, Neary, and Paglia. All members of the Audit Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Audit Committee is included in this proxy statement.

        The Audit Committee met six times during 2013. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company's independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company's selection or application of accounting principles, and the Company's internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person. The Audit Committee reviews and approves or disapproves any material related person transaction, i.e., a transaction in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer or related person has a direct or indirect material interest. The Audit Committee reports to the board of directors any such material related person transaction that it approves or does not approve.

Human Resources Committee

        The current members of the Human Resources Committee are directors Barton (Chairman), Stinson, Neary and Paglia. All members of the Human Resources Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Human Resources Committee is included in this proxy statement.

        The Human Resources Committee met four times during 2013. The Human Resources Committee assists the board in fulfilling its responsibilities relating to compensation of the Company's directors, executive officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Human Resources Committee annually reviews and approves corporate goals and objectives for the chief executive officer's compensation and evaluates the chief executive officer's performance in light of those goals and objectives. The Human Resources Committee, together with the other independent directors, determines the chief executive officer's compensation. The Committee also approves incentive compensation plans and equity based plans for executive officers and other selected employees. The Committee reviews the Company's management level organization and programs for management development and succession planning and reviews reports from management on human resources topics as determined by the Committee. The Human Resources Committee has established stock ownership and retention guidelines for company officers, which are described in this proxy statement in Corporate

Governance—Governance Actions. The board, upon recommendation of the Human Resources Committee, has established stock ownership guidelines for Company directors, which are described in this proxy statement in Corporate Governance—Governance Actions.

        The Human Resources Committee has the authority to retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Committee has engaged the services of Frederic W. Cook & Co., Inc. ("Cook"), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company's executive compensation program. Cook performs services solely on behalf of the Committee and does not perform any services for the Company. The Committee has assessed the independence of Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Cook from independently representing the Committee.

Governance and Nominating Committee

        The current members of the Governance and Nominating Committee are directors Randt (Chairman), Barton and Milliken. All members of the Governance and Nominating Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website.

        The Governance and Nominating Committee met three times during 2013. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, and (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fill vacancies on the board. The Governance and Nominating Committee coordinates the annual self-evaluation by the directors of the board's performance and the CEO's performance and the annual performance evaluation by each committee of the board. The Governance and Nominating Committee oversees the Company's process for consideration of nominees to the Company's board of directors. The process is described in the Director Nomination Process.

International Committee

        The current members of the International Committee are directors den Daas (Chairman), Randt, Milliken and Bay. The International Committee acts under a written charter, approved by the Board of Directors, a copy of which is available on the Company's website.

        The International Committee met four times during 2013. The Committee (1) periodically reviews the business strategies and initiatives of the Company's international business units, (2) periodically reviews international government and financial issues that have a significant effect on the Company, and (3) acts as a sounding board for the Chief Executive Officer and the management team concerning business opportunities and risks, including economic, political and social trends, in international markets.

Director Nomination Process

        The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company's Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company's bylaws relating to shareholder nominations as described in Shareholder Proposals.

        The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.

        The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company's Corporate Governance Principles, including:

  •
  Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

  •
  Board skill needs, taking into account the experience of current board members, the candidate's ability to work in a collaborative culture with other board members, and the candidate's qualifications as independent and qualifications to serve on the Audit Committee, Human Resources Committee, Governance and Nominating Committee and/or International Committee.

  •
  Diversity, including the extent to which the candidate reflects the composition of Company shareholders and other constituencies.

  •
  Business experience, which should reflect a broad experience at the policy-making level in business, government or education, both domestically and internationally.

        The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee. The Committee assesses the effectiveness of its policies in determining nominees for director as part of its annual performance evaluation.

ITEM 1:    BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

        The Company's board of directors is presently composed of nine members. The board is divided into three classes and each class serves for three years on a staggered term basis.

        Three directors have terms of office that expire at the 2014 annual meeting: Mogens C. Bay, Walter Scott, Jr. and Clark T. Randt, Jr. These three individuals have been nominated by the board of directors, upon recommendation of the Governance and Nominating Committee, for re-election to three-year terms.

        The Company bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his resignation will not participate in the Committee's recommendation or the board action regarding whether to accept or reject the tendered resignation.

        The Company's policy on director retirement, as expressed in the Corporate Governance Principles, provides that a director will not be nominated to a new term if he or she would be over age 73 at the time of election. The board evaluated its skill needs and concluded not to apply the policy to Mr. Scott, a highly-experienced director who is Chairman of the Audit Committee, for the 2014 director election.

        The shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.

        The following discussion provides information about the three nominees, and the six directors whose terms expire in 2015 and 2016, including ages, years of service, business experience, and service on other boards of directors within the past five years. Information is also provided concerning each person's specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director of the Company.

NOMINEES FOR ELECTION—Terms Expire 2017

        Mogens C. Bay, age 65, has been Chairman and Chief Executive Officer of the Company since January 1997. He was President and Chief Executive Officer of the Company from August 1993 through December 1996. Mr. Bay currently serves as a director of ConAgra Foods, Inc. and Peter Kiewit Sons', Inc. Mr. Bay is the only Valmont officer who serves on the Company's board of directors. Mr. Bay's 35 years of experience with Valmont provides an extensive knowledge of Valmont's operating companies and its lines of business, its long-term strategies and domestic and international growth opportunities. Mr. Bay has served as a director of the Company since October 1993.

        Walter Scott, Jr., age 82, has been Chairman of Level 3 Communications, Inc. (communications and information services) since March 1998. Mr. Scott previously served as Chairman of the Board and President of Peter Kiewit Sons', Inc. Mr. Scott is a director of Berkshire Hathaway, Inc. and MidAmerican Energy Holdings Company. He previously served as a director of Commonwealth Telephone Enterprises and Burlington Resources. Mr. Scott is a civil engineer with management experience of infrastructure construction operations at Kiewit. His extensive board experience provides a valuable resource of strategic and oversight input to the Valmont board of directors. He has served as a director of the Company since April 1981.

        Clark T. Randt, Jr., age 68, is currently President of Randt & Co. LLC (business consulting) and lived and worked in Asia for more than thirty-five years. Ambassador Randt served as the United States Ambassador to the People's Republic of China from July 2001 to January 2009. He currently serves as a director of United Parcel Service, Inc. and Qualcomm Incorporated. Ambassador Randt was formerly a partner with the international law firm of Shearman & Sterling in Hong Kong where he headed the firm's China practice. Ambassador Randt is a member of the New York bar association and was admitted to the Hong Kong bar association and has over 25 years of experience in cross-border corporate and finance transactions. He is a member of the Council on Foreign Relations. His international experience and knowledge of Asian business operations and experience with U.S. investment in China serves the Company well as it expands its operations in Asia. Ambassador Randt has served as a director of the Company since February 2009.

CONTINUING DIRECTORS—Terms Expire 2016

        Kaj den Daas, age 64, retired in 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations. Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area. He serves on the board of directors of Lighting Science Group Corp. Mr. den Daas, a native of the Netherlands, has more than 30 years of international experience in the lighting industry. His extensive international business experience provides value to the Valmont board of directors. Mr. den Daas has been a director of the Company since October 2004.

        James B. Milliken, age 57, has been President of the University of Nebraska since August 2004. The University of Nebraska is a public university with an annual budget of over $2 billion. Mr. Milliken has been named Chancellor of the City University of New York effective June 1, 2014; CUNY is the nation's leading public urban university with 270,000 students pursuing degrees on 24 campuses in New York City. Mr. Milliken led the University of Nebraska education efforts in China, India, Brazil and other countries. Mr. Milliken has a law degree from New York University, has served on the American Council on Education's Blue Ribbon Panel on global engagement, the Council on Foreign Relations Higher Education Advisory Group, and chairs a national commission on Innovation, Competitiveness and Economic Prosperity. Mr. Milliken's experience in managing a large organization which has expanded internationally provides value to the Valmont board of directors as the Company grows internationally. Mr. Milliken has served as a director of the Company since December 2011.

        Catherine James Paglia, age 61, has been a director of Enterprise Asset Management, Inc., a New York based privately-held real estate and asset management company since September 1998. Ms. Paglia previously spent eight years as a managing director at Morgan Stanley, ten years as a managing director of Interlaken Capital, and served as chief financial officer of two public corporations. Ms. Paglia serves on the board of directors of the Columbia Funds and is a member of the board of trustees of the Carnegie Endowment for International Peace. Her extensive Wall Street experience and prior service as a chief financial officer of public companies provide an excellent background for membership on Valmont's Audit Committee. Ms. Paglia has served as a director of the Company since February 2012.

CONTINUING DIRECTORS—Terms Expire 2015

        Glen A. Barton, age 74, was Chairman and Chief Executive Officer of Caterpillar, Inc. (manufacturer of construction and mining equipment, engines and gas turbines) from 1999 to January 2004. He previously served as a director of Newmont Mining Corporation and Inco Limited. Mr. Barton held numerous management positions with Caterpillar from 1961 to 2004, including responsibilities for operations in North America, South America, Latin America and Japan. Mr. Barton was formerly a global advisor to The Conference Board and formerly served as a director of the U.S.-Japan Business Counsel. Mr. Barton has a degree in civil engineering. His background in manufacturing and experience in international business is an asset for Valmont's board of directors. Mr. Barton has served as a director of the Company since October 2004.

        Daniel P. Neary, age 62, has been Chairman and Chief Executive Officer of Mutual of Omaha (full service and multi-line provider of insurance and financial services) since December 2004. Mutual of Omaha's revenues were in excess of $6 billion in 2013. He was previously President of the Group Insurance business unit of Mutual of Omaha. Mr. Neary's training as an actuary and knowledge of the financial services industry provides valuable background for board oversight of the Company's accounting matters. His experience in strategic development and risk assessment for the Mutual of Omaha insurance companies are well suited to membership on Valmont's board of directors. Mr. Neary has been a director of the Company since December 2005.

        Kenneth E. Stinson, age 71, is currently Chairman Emeritus of Peter Kiewit Sons', Inc. (construction and mining). Mr. Stinson was Chairman of Peter Kiewit Sons' Inc. from March 1998 to December 2012. He was Chief Executive Officer of Peter Kiewit Sons', Inc. from 1998 to 2005. He previously served as Chairman and CEO of Kiewit Construction Group, Inc. Peter Kiewit Sons', Inc. revenues were in excess of $11 billion in 2013. Mr. Stinson also serves as a director of ConAgra Foods, Inc. and McCarthy Group LLC. Mr. Stinson has a civil engineering degree and had management responsibility at Kiewit for the construction of highways, bridges, transit systems, power plants and refineries for commercial, industrial and governmental customers. His extensive experience in the United States infrastructure business aids the board's oversight of Valmont's engineered infrastructure products segment and utility support structures segment. Mr. Stinson has served as a director of the Company since December 1996.

Compensation Discussion and Analysis

        General.    The following compensation discussion and analysis provides information which the Human Resources Committee of the Board of Directors (the "Committee") believes is relevant to an assessment and understanding of Valmont's executive compensation programs. This discussion should be read in conjunction with these sections of the proxy statement: (1) the summary compensation table and related tables, (2) the Human Resources Committee information in the corporate governance section and (3) the 2013 compensation summary in the advisory vote on executive compensation section.

        Say-On-Pay Vote.    Valmont conducted its first advisory vote on executive compensation in April 2011. The resolution passed with 98.5% of the vote. The resolution passed with 98.3% of the vote in 2012 and 98.7% of the vote in 2013. Valmont's shareholders in April 2011 cast 94.6% of their votes in favor of an annual say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.

        Compensation Objectives and Strategies.    Valmont's executive compensation programs, policies and practices are approved by the Committee. The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers). The Committee has established Valmont compensation objectives pursuant to which Valmont's compensation programs are designed to:

  •
  target total compensation amounts at competitive market levels to attract, retain, motivate and reward the performance of executive officers and other key employees;

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  direct management focus to the long-term growth of the Company, enhance shareholder value, and ensure that executive officers have significant ownership without increasing dilution over acceptable levels; and

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  pay for performance by providing performance based incentive plans measured against established targets, with no guaranteed minimum payment provisions, and with total awards above median market levels for exceeding performance targets.

        The Committee established compensation strategies designed to carry out the compensation objectives, including:

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  total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by outside compensation consultants; and

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  base pay, annual incentives and long-term incentives targeted at median market levels, with the opportunity for annual and long-term incentives at the 75th percentile or higher for significantly exceeding performance targets.

The Committee in December 2006 engaged Frederic W. Cook & Co., Inc. ("Cook") as the Committee's independent executive compensation consultant. Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and director compensation. Cook provides no other services to the Company.

        Compensation Processes and Practices.    The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.

  •
  The elements of compensation, and total compensation, are reviewed against general industry survey data and a peer group developed by Cook and approved by the Committee. The Committee uses the survey data and peer group information to assess the competitiveness of compensation levels and pay mix for the CEO, CFO and other executives.

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  The Committee used as its primary benchmark a general industry Aon Hewitt Survey of 159 companies which Cook adjusted to provide representative compensation levels for companies within a range of Valmont's annual revenues. The adjusted revenue size range of the companies in the Aon Hewitt Survey was approximately $3.35 billion. Valmont's 2012 revenues were approximately $3.0 billion and 2013 revenues were approximately $3.3 billion. The competitive medians referenced below for base salary, annual incentives and long-term incentives are the competitive medians based on the Aon Hewitt Survey data.

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  The Committee also used a peer group developed by Cook as a supplemental benchmark of CEO and CFO pay levels. Cook advised that, due to differences in the jobs of the individuals reported in the proxies of the peer group companies, consistent and reliable comparable compensation information was available only for the CEO and CFO. The current peer group consists of the following fourteen companies:

Barnes Group	Harsco	SPX Corporation
Carlisle Corporation	Hubbell	TORO
Crane	IDEX	Trinity Industries
FlowServe	Pall Corporation	Watts Water
Gardner Denver	Pentair
  •
  The Company's revenues were above the median of the peer group and the Company's market cap approximated the peer median. The peer group had median revenue of $2.82 billion and median market cap of $4.0 billion. Valmont's revenues for 2013 were approximately $3.3 billion and its market cap at year-end 2013 was approximately $3.99 billion.

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  The Committee also reviews a tally sheet with respect to the total compensation of each named executive officer and each group president. The Committee utilizes tally sheets as a reference point in order to ensure that the Committee has a comprehensive picture of the compensation paid and payable to each executive officer. The Committee uses market data provided by its independent compensation consultant as one of the primary factors in executive compensation decisions and the tally sheets are not determinative with respect to any particular element of compensation.

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  The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives comprised of performance shares are paid in cash for executives who have met their stock ownership guidelines, and are paid 50% in cash and 50% in equity for other executives. Stock options are settled in equity.

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  The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee reviews information provided by compensation consultants to determine the appropriate level and mix of incentive compensation. The Committee believes that a majority of an executive's overall compensation should be incentive-based and that each executive who has not attained applicable stock ownership guidelines should receive at least 50% of long-term compensation in equity.

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  The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives and strategies and performance goals.

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  The Committee's policy is to establish base salary, annual incentives and long-term incentives with targets at the competitive median level and potential payouts of incentives up to 200% of target for executive officers who significantly exceed performance targets. The annual incentives and long-term incentives are established for each executive officer by using a percentage of base salary that approximates the competitive target median for the executive. There are no material differences in compensation policies with respect to individual executive officers.

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  The Company's programs have been designed so that compensation paid to executive officers will be deductible under the Internal Revenue Code's compensation limits for deductibility, although the Committee may from time to time make restricted stock awards or discretionary cash awards in excess of the deductibility limits to recognize exceptional performance in a particular year. Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont's qualified and related nonqualified plan, amounts subject to future vesting, and amounts related to stock awards which are subject to special accounting and tax provisions.

        Elements of Compensation.    Valmont's executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.

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  The three components are base salary, annual incentives, and long-term performance incentives (which include equity incentives). For 2013, base salary accounted for approximately 19.9% of the total compensation of the named executive officers and incentive compensation accounted for approximately 77.8% of such total compensation.

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  Valmont's executive officers do not have employment agreements.

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  Valmont's executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont's 2013 Stock Plan provides for accelerated vesting of non-vested amounts in the event of an involuntary termination following a change-of-control. See Potential Payments Upon Termination or Change-in-Control.

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  Valmont does not have a pension plan. Valmont's executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.

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  Valmont does not maintain a perquisite program for its executive officers. Amounts relating to the Chief Executive Officer's limited use of Company aircraft for personal travel are included in the summary compensation table.

  •
  Valmont has an executive compensation recoupment policy described on page 5.

        Base Salary.    Base salary is targeted at the competitive median level. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Aon Hewitt. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

        The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers and other key employees (other than the Chief Executive Officer). The annual salary plan is developed by the Company's Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The salary plan is modified as deemed appropriate and approved by the Committee. The Committee reviews and establishes the base salary of the Chief Executive Officer based on competitive compensation data provided by Cook and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.

        The Committee continued the Company's combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan in place since 2002 designed to restore benefits otherwise limited by IRS regulations). The contribution is 15% of covered compensation (salary, bonus and cash incentives) for Mr. Bay (and for Mr. McClain prior to his retirement in February 2013) and 4.5% for other executive officers. The Committee set the contribution percentage for the Chief Executive Officer at a higher rate due to the need to retain his critical services and the absence of any pension plan; the higher contribution percentage for the Chief Executive Officer will end when Mr. Bay no longer holds this position. The Company's contributions to such plans for 2013 compensation for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table.

        Based on the factors described above, the Committee in December 2012 reviewed the base salaries of the named executive officers for 2013. The base salaries for Messrs. Bay, McClain and Atkinson were not changed. The base salaries for Mr. Jaksich and Ms. Brown were increased to $305,000 and $300,000, respectively, based on their increased duties and performance in connection with the Company's growth. The Committee reviewed executive base salaries in December 2013 again based on the factors described above. The Committee made no change in the base salaries for 2014 of Mr. Bay ($980,000) or Mr. Atkinson ($412,000). The base salaries for 2014 for Mr. McClain, Mr. Jaksich and Ms. Brown were increased to $508,777, $325,000, and $325,000, respectively. For 2014, base salaries of Bay, McClain, Atkinson, Jaksich and Brown are 99%, 94%, 103%, 110% and 85% of the competitive median level. See also Chief Financial Officer Transition.

        Annual Incentives.    The Company's short-term incentives are paid pursuant to programs established under the shareholder approved Executive Incentive Plan. The Committee believes that the annual incentive of officers should be based on optimizing profits. Accordingly, the programs provide for target performance levels based on the Company's earnings per share performance for executive officers, and on the respective business unit's operating income for business unit senior officers; the business unit plans include a gross working capital modifier to promote effective use of the Company's capital. Annual incentives are targeted at the competitive median level. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Aon Hewitt. For 2013, each named executive officer's annual incentive opportunity ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company's earnings per share performance goals. The annual incentive targets for Bay, McClain, Atkinson, Jaksich and Brown were 103%, 80%, 99%, 90% and 68% of the competitive median level. For executive officers' 2013 annual incentives, a target incentive was established ranging from 35% to 110% of base salary, and performance goals were set based on earnings per share performance; the percentage of base salary for the named executive officers was: Mr. Bay, 110%; Messrs. McClain and Atkinson, 60%; Mr. Jaksich and Ms. Brown, 40%. A minimum threshold level of earnings per share had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at two times the target incentive and three times the target incentive for the group presidents. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may in addition award discretionary non-incentive based bonuses to an executive officer to recognize exceptional performance in a particular year; no discretionary awards were made to named executive officers with respect to performance in 2013.

        The Committee approved in February 2013 participation, including executive officers, in the short-term incentive program for 2013. The threshold earnings per share performance for executive officers was set at earnings per share of $8.75 (2012 earnings per share). The target annual incentive (the amount of which for each executive officer was based on the competitive median pursuant to the primary benchmark survey provided by Cook) was set at $9.63, with a two times target incentive (the amount of which represented a capped payout potential based on the Committee's view of earning per share which would significantly exceed target) set at $10.50. Based on the $10.97 earnings per share performance levels achieved during 2013 (determined prior to nonrecurring charges of $.62 relating to impairments at and deconsolidation of a South African subsidiary), short-term incentive payouts were made to named executive officers as follows: Mr. Bay, $2,156,000; Mr. McClain, $592,750; Mr. Atkinson, $494,400; Mr. Jaksich, $244,000 and Ms. Brown, $240,000. In February 2014, the Committee selected the participants and established the performance goals for the 2014 annual incentive program; the performance goals for named executive officers in 2014 are again based on earnings per share performance.

        Long-Term Performance Incentives.    Long-term performance incentives for senior management employees are provided in two ways: through long-term performance share programs established under the shareholder approved Executive Incentive Plan, and through equity awards under the shareholder approved 2013 Stock Plan. Both long-term performance incentive programs (long-term performance share plan and equity awards) are targeted at competitive median levels. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Aon Hewitt. For the three-year award cycle ended in 2013, each named executive officer's long-term incentive opportunity under the performance share program ranged from 0% to 200% of the targeted incentive, depending on the level of achievement of the Company's performance goals. The 2013 long-term incentive targets (for both performance shares and options) for Bay, McClain, Atkinson, Jaksich and Brown were 72%, 67%, 109%, 94% and 53% of the competitive median level.

        The current long-term performance share programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix. The Committee designed the matrix for the award cycle ending in 2013 to encourage both the effective use of the Company's capital and the growth of its earnings, and consequently the matrix was based on average return on invested capital or "ROIC" and cumulative compound operating income growth or "OIG", weighted 40% ROIC and 60% OIG, at the beginning of each award cycle. Average ROIC of less than 8.0% coupled with OIG growth of less than 6% resulted in no incentive payment. Average ROIC of 9.5% coupled with OIG growth of 10% generated a target incentive payment (based on the competitive median established by Cook's primary benchmark survey). Average ROIC of 13% coupled with OIG of 17% generated a two times target incentive payment (based on the Committee's judgment as to performance substantially exceeding the target levels). Targets for the 2011-2013 award cycle were established based on a predetermined percentage ranging from 25% to 150% of base salary, which amount was converted to performance shares valued at the Company's stock price at the beginning of the performance period (which for the 2011-2013 performance period was a thirty-day average of

$83.37). The percentages of base salary for the named executive officers was: Mr. Bay, 150%; Messrs. McClain and Atkinson, 70%; Mr. Jaksich, 35% and Ms. Brown, 30%. The performance matrix provides for the potential payouts to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are valued at the Company's stock price at the end of the performance period (the thirty-day average prior to fiscal year end); consequently, payouts may be higher or lower based on the Company's stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned based on performance results in the event of death, disability, normal retirement, termination of employment without cause, or a change in control. Earned performance shares are capped at two times the target number of performance shares. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock; participants who have not attained applicable stock ownership guidelines receive 50% of the award in common stock.

        The Committee in February 2011 selected the participants, including executive officers, for participation in the three-year award cycle ending in 2013. Based on the above described ROIC and OIG performance goals established by the Committee, and the Company's three-year average 11.87% ROIC and three-year cumulative compound operating income growth of 36.53%, long-term incentives for the three-year period 2011-2013 were earned at the capped maximum of 200% of target. The Company's stock price during the performance period increased from $83.37 to $144.48 which increased the value of the earned performance shares. Consequently, long-term incentive payments were earned by the named executive officers as follows: Mr. Bay, $4,575,113; Mr. McClain $952,282 (reflecting a proration for the period he was not serving as Chief Financial Officer); Mr. Atkinson; $485,239; Mr. Jaksich, $304,405; and Ms. Brown, $171,567 (reflecting a proration based on her July 2011 executive officer status). All awards to the named executive officers were paid in cash, except 50% of the award to Mr. Atkinson was paid in stock.

        In February 2013, the Committee selected the participants and established the performance goals for the 2013-2015 award cycle; the performance goals for the cycle ending in 2015 are again based on a combination of growth in operating income and return on invested capital, with targets established based on a percentage of base salary ranging from 25% to 150% and performance targets established at 9.5% average ROIC and 10% OIG growth. The weighting of performance factors for the 2013-2015 award cycle is again 40% average ROIC and 60% OIG growth as the Committee continues to place greater emphasis on growth. In February 2014, the Committee selected the participants and established the performance goals for the 2014-2016 long-term performance share program; the performance goals for named executive officers are again based on ROIC and OIG performance.

        Stock Incentives and Ownership Guidelines.    The board of directors, upon recommendation of the Committee, has established stock ownership and retention guidelines for senior management. The guidelines require an equity position having a value of six times base salary for the Chief Executive Officer, three times base salary for the Chief Financial Officer, Executive Vice President and Group Presidents, and two times base salary for other corporate officers. The officers are required to retain 75% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the stock ownership guidelines have been attained and maintained. The Chief Executive Officer, Chief Financial Officer and the other named executive officers currently meet these targets, except for Mr. Atkinson who became an executive officer in 2011. The Company has policies prohibiting hedging and pledging of Company stock by directors and officers.

        Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the shareholder approved 2013 Stock Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Such grants for executive officers were in 2011, 2012 and 2013 made at the regularly scheduled Committee meeting in December of each year. Stock options are granted at the market value on the date of grant and have value only if the Company's stock price increases. Stock options granted during 2013 vest beginning on the first anniversary of the grant in equal amounts over three years and expire seven years after the date of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. Options granted in 2013 also vest on death, disability and involuntary termination following a change-of-control; if an employee retires on or after age 62, options continue to vest for three years. The Company's stock plans prohibit repricing.

        The Committee establishes the number and terms of the options granted under the stock plans. The Committee established the terms and provisions of stock options based on industry standards as provided to the Committee by its independent compensation consultant. The Committee established the number of options to each executive officer so that the aggregate long-term incentive compensation would be targeted at competitive median levels. The value used in determining the number of stock options granted to each executive officer was computed in accordance with FASB Accounting Standards Codification Topic 718, which is described in footnote 10 to the Company's consolidated financial statements. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The table on page 3 reflects the ownership position of the directors and executive officers at March 3, 2014. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the stock plans, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options. In December 2013, stock options were granted to named executive officers with a fair market value of a percentage of base salary: Mr. Bay, 150%; Mr. Atkinson, 70%; Mr. Jaksich, 40% and Ms. Brown, 40%. The amounts were established so that aggregate long-term incentive compensation would be targeted at competitive median levels. Competitive median levels are provided by Cook based on the primary benchmark survey prepared by Aon Hewitt.

        The Committee granted options for an aggregate of 144,439 shares to 193 employees in December 2013, including options to named executive officers as described below. In addition, the Committee granted in December 2013 restricted stock units for an aggregate of 12,031 shares to 59 international employees and restricted stock for an aggregate of 15,659 shares (all with three-year cliff vesting) to 181 non-executive employees. The Company at March 3, 2014 had outstanding an aggregate 711 unvested restricted shares to executive officers.

        The Committee determined in December 2007 that the equity grants to executive officers should be primarily in options in order that the awards be performance based. In December 2013, the Committee granted 35,926 stock options to Mr. Bay, 7,048 to Mr. Atkinson, 3,177 to Mr. Jaksich, and 3,177 to Ms. Brown. The option grants vest in equal installments over three years. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee's review of each executive's performance.

        The Committee has stated its belief that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee has indicated that it will continue to monitor the relationship among executive compensation, the Company's performance and shareholder value.

Chief Financial Officer Transition

        Terry McClain retired as the Company's Chief Financial Officer on February 26, 2013. Richard Heyse became the Company's Chief Financial Officer on February 27, 2013, and left the Company for personal reasons on August 13, 2013. Mr. McClain was rehired as Chief Financial Officer effective August 14, 2013. Mr. Heyse received a severance payment of $121,250 (three months' salary) and the

Human Resources Committee approved a pro rata payout under the 2013 annual incentive plan of $174,600; Mr. Heyse forfeited a 10,000 share stock option grant and long-term incentive awards provided at the time of his hire. Mr. McClain returned as Chief Financial Officer with compensation generally the same as his compensation at the time of his February 26, 2013 retirement. Mr. Jaksich was named Chief Financial Officer effective February 26, 2014. The Human Resources Committee established his base salary at $485,000 with an annual incentive target of 60% of base salary (prorated for 2013) and long-term incentives (performance shares and options) target of 70% of base salary (also prorated for the period he serves as CFO).

Compensation Risk Assessment

        The Human Resources Committee in February 2014, with its independent compensation consultant, conducted a risk assessment of the Company's compensation programs. The Committee determined that the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee believes the programs are designed to promote long-term value creation and do not motivate imprudent risk taking. The Company sets performance goals that are reasonable in light of past performance and market conditions. The annual and long-term incentive plans for executives and senior management use an aggregate of three or more company-wide performance metrics which provide for sliding scale incentives rather than an all-or-nothing approach; all such incentives have thresholds before they are paid and all are capped. The long-term incentives, consisting of performance shares and options, have a three-year performance period or vesting period and consequently the value to executives varies with the Company's stock price over the period. The Company has a stock retention policy which requires retention of equity awards until stock ownership guidelines are met. The Company also has an executive clawback policy in the event of financial restatements due to fraud.

Human Resources Committee Report

        The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE Glen A. Barton, Chairman
Daniel P. Neary Kenneth E. Stinson Catherine James Paglia

 Executive Compensation

Summary Compensation Table

	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)
Mogens C. Bay	2013	980,000		1,470,000	1,361,595	2,156,000		1,260,787	7,228,382
Chairman and Chief	2012	980,000		1,470,084	1,517,990	2,156,123		881,571	7,005,768
Executive Officer	2011	880,000	0	1,320,000	1,322,763	1,936,000	0	534,800	5,993,563
Terry J. McClain(5)	2013	363,797				592,750		185,478	1,142,025
Sr. Vice President and	2012	493,958		345,753	0	592,720		240,180	1,672,611
Chief Financial Officer	2011	439,185	0	308,708	309,349	529,214	0	145,260	1,731,716
Todd G. Atkinson(6)	2013	412,000		288,400	267,119	494,400	264,248	62,629	1,788,796
Executive Vice President	2012	412,000		288,400	297,792	494,400	223,248	58,693	1,774,533
	2011	475,637	0	848,536	560,527	480,000	213,222	83,766	2,661,688
Mark C. Jaksich	2013	305,000		122,000	120,408	244,000		38,403	829,811
Vice President and	2012	281,042		98,365	125,952	224,834		28,084	758,277
Corporate Controller	2011	250,930	0	87,826	88,005	200,744	0	20,325	647,830
Vanessa K. Brown(7)	2013	300,000		120,000	120,408	240,000		32,021	812,429
Vice President Human	2012	275,000		96,250	123,878	220,000		28,502	743,630
Resources
Richard Heyse(8)	2013	312,759		679,000	389,700	174,600		258,901	1,989,560
Former Executive Vice
President and Chief
Financial Officer

(1)
Stock awards consist of the grant date fair value (based on the target award amount) of the performance shares which can be earned by each of the above-named executives under the long-term incentive program with respect to grants in each fiscal year. See Compensation Discussion and Analysis for a description of these awards. The maximum award value, if earned (exclusive of increases in performance share value based on increases in the Company's stock price) would be two times the amounts shown in this column for the performance shares.

(2)
Option awards reflects the aggregate grant date fair value of stock options computed in accordance with FASB Accounting Standards Codification Topic 718. See footnote 10 to the Company's consolidated financial statements for the assumptions used in the valuation of these awards.

(3)
The Company does not have a pension plan. Delta is the sponsor of a defined benefit pension plan ("Delta Pension Plan") for former Delta employees in the United Kingdom which provides benefits with reference to base salary paid by Delta. Mr. Atkinson was formerly an employee of Delta. This column represents the increase in the present value of Mr. Atkinson's pension benefits in fiscal 2011, 2012 and 2013 from the Delta Pension Plan. The Delta Pension Plan has no active employees as members.

(4)
All Other Compensation reflects amounts contributed by Valmont to its 401(k) plan and related supplemental benefit plan, which matches the amounts contributed in 2013 by executive officers in accordance with plan provisions; such contributions are 4.5% of the executive officer's salary, bonus and incentives that are paid in cash (15% for Mr. Bay and 15% for Mr. McClain prior to his retirement in February 2013); includes $104,120 with respect to Mr. Bay's personal use of Company aircraft in 2013, based on the Company's variable operating costs. Contributions to the supplemental benefit plan are based on cash compensation, a majority of which is performance based and variable and is paid only if performance levels are met.

(5)
Mr. McClain, who retired as Senior Vice President and Chief Financial Officer in February 2013, commenced service again as Senior Vice President and Chief Financial Officer in August 2013. See Chief Financial Officer Transition.

(6)
Mr. Atkinson became an executive officer in April 2011 following the Company's acquisition of Delta. A portion of Mr. Atkinson's Stock Awards and Option Awards in 2011 with an approximate value of $559,506 was intended to replace certain payments from Delta, which payments Mr. Atkinson would have received had his employment with Delta terminated following the acquisition. Mr. Atkinson's salary for 2011 includes amounts paid while he was employed by Delta.

(7)
Ms. Brown became a named executive officer in 2012.

(8)
Mr. Heyse was Executive Vice President and Chief Financial Officer from February 2013 to August 2013. All Other Compensation for Mr. Heyse also includes $117,519 severance pay, $137,243 relocation benefits, and $4,138 COBRA benefits. The amounts shown as Stock Awards and Option Awards were forfeited when Mr. Heyse's employment ended.

 Grants of
Plan-based Awards for Fiscal 2013

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)					Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards($)(2)
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Mogens C. Bay	2/25/2013	0	1,078,000	2,156,000	5,379	10,758	21,516	0
	12/09/2013								35,926	145.25	1,361,595
Terry J. McClain	2/25/2013	0	296,375	592,750	1,264	2,528	5,056	0
Todd G. Atkinson	2/25/2013	0	247,200	494,400	1,055	2,109	4,218	0
	12/09/2013								7,048	145.25	267,119
Mark C. Jaksich	2/25/2013	0	122,000	244,000	446	892	1,784	0
	12/09/2013								3,177	145.25	120,408
Vanessa K. Brown	2/25/2013	0	120,000	240,000	439	877	1,754	0
	12/09/2013								3,177	145.25	120,408
Richard Heyse	1/07/2013							0	10,000	138.44	389,700
	2/25/2013	0	174,600	349,200	1,241	2,482	4,964
	2/25/2013				672	1,343	2,686
	2/25/2013				1,337	2,674	5,348

(1)
Non-equity incentive awards were made with respect to the Company's 2013 annual incentive plan. Equity incentive plan awards represent performance shares under the Company's 2013-2015 long-term incentive plan. See Compensation Discussion and Analysis for a description of each plan. Performance shares and option awards are made under the stockholder-approved 2013 Stock Plan. The additional equity incentive plan awards for Mr. Heyse represent performance shares under the Company's 2011-2013 and 2012-2014 long-term incentive plans. Mr. Heyse was Executive Vice President and Chief Financial Officer from February 2013 to August 2013; his equity incentive plan awards and option awards were forfeited when his employment ended.

(2)
See footnote 10 to the Company's consolidated financial statements for the assumptions used in valuing these awards.

 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mogens C. Bay	14,829	0	0	85.32	12/13/2017			15,833	2,361,017
	19,229	19,229		83.94	12/12/2018			17,286	2,577,688
	13,177	26,354		136.42	12/17/2019			10,758	1,604,233
	0	35,926		145.25	12/09/2020
Terry J. McClain	4,217	0	0	85.32	12/13/2017			3,703	552,191
	4,497	4,497		83.94	12/12/2018			4,065	606,173
								2,528	376,975
Todd G. Atkinson	9,128	0	0	110.26	2/21/2018	2,539	378,616	3,359	500,894
	8,158	4,078		83.94	12/13/2018			3,391	505,666
	2,585	5,170		136.42	12/17/2019			2,109	314,494
	0	7,048		145.25	12/09/2020
Mark C. Jaksich	4,500	0	0	57.46	12/14/2015			1,053	157,023
	2,873	0		80.83	12/13/2016			1,156	172,383
	2,906	0		85.32	12/13/2017			892	133,015
	2,559	1,279		83.94	12/12/2018
	1,093	2,187		136.42	12/17/2019
	0	3,177		145.25	12/09/2020
Vanessa K. Brown	1,620	0	0	86.72	12/16/2014	711	106,024	1,131	168,655
	2,100	0		57.46	12/14/2015			877	130,778
	1,530	0		80.83	12/13/2016
	1,380	0		85.32	12/13/2017
	2,040	1,019		83.94	12/12/2018
	1,075	2,151		136.42	12/17/2019
	0	3,177		145.25	12/09/2020

(1)
The options for these individuals that expire on December 14, 2015 vested in equal amounts on December 14, 2009, December 14, 2010 and December 14, 2011. The options for these individuals that expire on December 13, 2016 vested in equal amounts on December 13, 2010, December 13, 2011 and December 13, 2012. The options for these individuals that expire on December 13, 2017 vested or vest in equal amounts on December 13, 2011, December 13, 2012 and December 13, 2013. The options for these individuals that expire on December 12, 2018 vested or vest in equal amounts on December 12, 2012, December 12, 2013 and December 12, 2014. The options for these individuals that expire on December 17, 2019 vested or vest in equal installments on December 17, 2013, December 17, 2014 and December 17, 2015. The options for these individuals that expire on December 9, 2020 vest in equal amounts on December 9, 2014, December 9, 2015, and December 9, 2016. The stock options granted to Mr. Atkinson that expire on February 21, 2018 vested in equal installments beginning February 21, 2012, February 21, 2013, and February 21, 2014.

(2)
The restricted shares vested for Mr. Atkinson on February 21, 2014. The restricted shares vest for Ms. Brown on July 25, 2016. Dividends are paid on restricted shares.

(3)
Number shown is based on the target number of performance shares which can be earned under the long-term incentive plans for the three-year periods ending in 2013, 2014, and 2015, respectively. See Compensation Discussion and Analysis for a description of the provisions of the long-term incentive plans.

(4)
Based on the target number of performance shares at the closing market price at the end of the 2013 fiscal year ($149.12 per share).

 Options Exercised

	Option Awards
Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)(1)
Mogens C. Bay	14,655	1,145,288
	19,229	1,442,944
	14,830	1,092,378
Terry J. McClain	0	0
Todd G. Atkinson	0	0
Mark C. Jaksich	0	0
Vanessa K. Brown	1,750	197,383
Richard Heyse	0	0

(1)
Difference between the exercise price of the options and the market price on date of exercise.

Delta Pension Benefits 2013

        Mr. Atkinson was a participant in Delta's defined benefit pension plan ("Delta Pension Plan") during his employment by Delta in the United Kingdom prior to July 2011. The Delta Pension Plan provides defined benefit retirement income to eligible Delta employees in the United Kingdom. The Delta Pension Plan no longer has any active employees as members. Mr. Atkinson's retirement benefits are 3.33% of final pensionable salary per year of service, subject to a maximum of 20 years of service, upon retirement at the normal retirement age (age 60). For the purposes of the above calculation, final pensionable salary is capped at the level of the UK notional earnings cap (which was $199,908 on the date Mr. Atkinson ceased active participation in the Delta Pension Plan). The Delta Pension Plan also makes provision for spouse and dependent pensions, and for payments upon death or ill health. All plan benefits are subject to the United Kingdom's HM Revenue & Custom limits and allowances, and Mr. Atkinson may begin receiving benefits at age 55 with the consent of the plan trustee.

        As of December 28, 2013, Mr. Atkinson had 10.83 years of credited service under the Delta Pension Plan, and the present value of his accumulated benefit was $1,977,083, assuming that he will exchange 25% of his pension benefit for a lump sum cash payment upon retirement, and that he begins to receive benefits at normal retirement age under the plan (age 60). The valuation methodology and the other material assumptions in quantifying the present value of the accumulated benefit are presented in footnote 16 to the financial statements included in the Company's Form 10-K for the fiscal year ended December 28, 2013, which is the pension plan measurement date used for financial reporting purposes.

 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)(4)
Mogens C. Bay	1,137,067	1,145,192	1,354,063	0	11,110,295
Terry J. McClain	852,306	174,003	688,132	823,016	4,468,453
Todd G. Atkinson	417,510	51,154	3,506	0	767,106
Mark C. Jaksich	140,180	26,928	270,717	0	1,715,636
Vanessa K. Brown	209,626	20,545	29,050	0	452,758

(1)
Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of Salary, Bonus and Non-equity Incentive Plan Compensation; such contributions include deferrals to the nonqualified deferred compensation plan but not amounts contributed to the qualified 401k plan.

(2)
Company contributions match executive contributions to the 401(k) and related nonqualified deferred compensation plans with respect to compensation and are included in the Summary Compensation Table under All Other Compensation. Valmont contributions are 4.5% of the executive officer's salary, bonus and cash incentives (15% for Mr. Bay, and 15% for Mr. McClain prior to his retirement in February 2013).

(3)
The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2013 compensation.

(4)
The Company does not have a pension plan or other defined benefit plan. The Company's nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company's 401(k) plan. This plan is fully funded and the related assets in the plan are reported on the Company's balance sheet and are subject to creditor claims in event of the Company's bankruptcy. The vesting provisions follow that of the Company's 401(k) plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each executive and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon some specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code.

 Director Compensation

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Walter Scott, Jr.	101,000	129,991	0	0	0	0	230,991
Kenneth E. Stinson	123,000	129,991	0	0	0	0	252,991
Stephen R. Lewis, Jr.(3)	25,750	0	0	0	0	0	25,750
Glen A. Barton	105,500	129,991	0	0	0	0	235,491
Kaj den Daas	110,500	129,991	0	0	0	0	240,491
Daniel P. Neary	99,000	129,991	0	0	0	0	228,991
Clark T. Randt	100,667	129,991	0	0	0	0	230,658
J. B. Milliken	92,000	129,991	0	0	0	0	221,991
Catherine J. Paglia	97,000	129,991	0	0	0	0	226,991

(1)
Non-employee directors in 2013 received (1) an annual retainer of $75,000, (2) $2,500 for each board meeting attended ($1,000 if the participation was via teleconference), and (3) $2,000 for each committee meeting attended. The lead director received an additional $35,000 for the year and each committee chairman received an additional $10,000 for the year. Director Scott has elected to receive his cash fees in the form of deferred compensation which accrues interest indexed to U.S. government bonds compounded monthly. Non-employee directors also received a grant of restricted stock units with a value of $130,000 (based on the closing market price of the Company's common stock on the date of the Company's annual shareholders' meeting). The equity grants are made annually on the date of and following completion of the Company's annual shareholders' meeting. The restricted stock units vest on the first anniversary of the grant date (subject to deferral by the director).

(2)
Unexercised outstanding options and stock awards (consisting of unvested restricted stock units), for each director as of December 28, 2013 were as follows:

Name	Restricted Stock Units	Options
Walter Scott, Jr.	892	8,000
Kenneth E. Stinson	892	8,000
Glen A. Barton	892	0
Kaj den Daas	892	0
Daniel P. Neary	892	0
Clark T. Randt	892	0
J. B. Milliken	892	0
Catherine J. Paglia	892	0
(3)
Mr. Lewis retired from the board at the annual shareholders meeting on April 30, 2013.

Equity Compensation Plan Information

        The following table provides information about the Company's common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 28, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	795,221	$95.94	1,476,466
Equity compensation plans not approved by security holders	0	—	0

Total	795,221		1,476,466

Potential Payments Upon Termination or Change-In-Control

        Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in-control payment agreements with its executive officers.

        Valmont's executive officers may receive severance payments upon a termination of employment under Valmont's severance plan which is generally available to all administrative employees. The severance plan generally provides one week of salary for each year of service up to 26 weeks of salary. Valmont's executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table.

        Valmont's 2013 Stock Plan provides that all outstanding options become immediately exercisable in the event of an involuntary termination following a change-in-control and that all restrictions on restricted stock lapse in the event of such an involuntary termination following a change-in-control. A change-in-control, defined specifically in the plans, generally occurs if: (i) a person, entity or group (excluding Valmont plans) acquires 50% or more of Valmont's common stock or total voting power of Valmont's voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company's assets occurs unless Valmont's shareholders prior to the transaction own after the transaction 50% or more of the voting power of Valmont's securities; and (iv) Valmont is liquidated or dissolved. Options granted in 2008 and subsequent years provide for continued vesting pursuant to the option terms if the optionee voluntarily retires on or after attaining age 62. If such a change-in-control (involving an involuntary termination) or retirement had occurred on the last day of fiscal 2013, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options held by the named executed officers would have been: Mr. Bay—$1,711,589; Mr. McClain—$0; Mr. Atkinson—$265,094; Mr. Jaksich—$83,187; and Ms. Brown—$105,889 and the value of unvested restricted stock for Mr. Atkinson—$378,616 and Ms. Brown—$106,024. The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, a pro rata portion (based on period of service and full period performance results) of the performance shares awarded under the long-term incentive plan may be earned in the event of death, disability, normal retirement, termination of employment without cause, or change-in-control. If such a change-in-control or retirement had occurred on the last day of fiscal 2013, the prorated value of the long-term incentive awards (based on target award numbers) which would have been payable to the named executive officers would have been: Mr. Bay—$2,109,586; Mr. McClain—$0; Mr. Atkinson—$413,864; Mr. Jaksich—$190,663; and Ms. Brown—$186,986.

Shareholder Return Performance Graphs

        The graphs below compare the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns of the S&P Mid Cap 400 Index and the S&P Mid Cap 400 Industrial Machinery Index for the five and ten-year periods ended December 28, 2013. The Company was added to these indexes in 2009 by Standard & Poor's. The graphs assume that the beginning value of the investment in Valmont Common Stock and each index was $100 and that all dividends were reinvested.

 Audit Committee Report

        The Audit Committee (the "Committee") is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company's financial statements, (2) the qualifications, independence and performance of the Company's independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee manages the Company's relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website at www.valmont.com.

        The Company's management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company's financial reporting process and internal controls on behalf of the board of directors.

        The Committee reviews the Company's annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor's internal quality-control procedures, (4) significant changes in the Company's selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors, to the Company during fiscal 2013 was compatible with the auditor's independence.

        The Committee reviewed and discussed the Company's audited financial statements for fiscal 2013 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence. The Committee also discussed with Deloitte any matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board relating to communications between the audit committee and the independent auditors. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

AUDIT COMMITTEE Walter Scott, Jr., Chairman Kaj den Daas Daniel P. Neary Catherine James Paglia

ITEM 2:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Valmont is asking its shareholders to provide advisory approval of the compensation paid to named executive officers. Shareholders are being asked to vote on the following resolution:

  RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

        The Company believes that its compensation programs have served to achieve the objectives of attracting highly competent executives, enhancing long-term growth and shareholder value, and assuring compensation at appropriate levels based on performance.

        Valmont conducted its first advisory vote on executive compensation in April 2011. The resolution passed with 98.5% of the vote. The resolution passed with 98.3% of the vote in 2012 and 98.7% of the vote in 2013. Valmont's shareholders in April 2011 cast 94.6% of their votes in favor of an annual say-on-pay vote. The board of directors and the Human Resources Committee considered these results in determining compensation policies and decisions, and determined to hold annual say-on-pay votes and, based on the significant level of shareholder support, to continue the current compensation objectives, strategies, processes and practices described below.

Compensation Objectives, Strategies, Processes and Practices

        The Company encourages shareholders to read about its compensation objectives, strategies, processes and practices in the Compensation Discussion and Analysis. Some of the more significant elements of the compensation practices are these:

  •
  Base pay, annual incentives and long-term incentives are targeted at median market levels. Median market levels are determined by Frederic W. Cook & Co., Inc. ("Cook"), the independent executive compensation consultant to the Human Resources Committee, based on surveys prepared by Aon Hewitt. Cook reports directly to the Human Resources Committee and provides no other services to the Company.

  •
  Annual incentives and long-term incentives are performance based. Executive officers do not receive incentive payments unless pre-established targets are met.

  •
  Valmont's executive officers do not have employment agreements.

  •
  Valmont's executive officers do not have agreements providing for special payments in the event of a termination of employment or change-of-control.

  •
  Valmont does not maintain a perquisite program for executive officers.

  •
  Valmont has an executive compensation recoupment policy.

  •
  Valmont's stock plan prohibits option repricing.

  •
  Valmont has stock ownership guidelines for executive officers.

  •
  Valmont has a stock retention policy for executive officers which requires retention of equity awards until the stock ownership guidelines are met.

  •
  Valmont has policies prohibiting hedging and pledging of Valmont stock applicable to directors and officers.

Fiscal 2013 Compensation for Executive Officers

  •
  Base Salary.  The base salaries paid to certain of Valmont's named executive officers in 2013 were increased to bring such salaries more in line with competitive medians as determined by the independent compensation consultant of the Human Resources Committee. There were no changes to the base salary of the Chief Executive Officer or the Chief Financial Officer for 2014. The current base salary of the Chief Executive Officer and Chief Financial Officer are 99% and 94%, respectively, of the competitive median level.

  •
  Annual Incentives.  Annual incentives are performance based. The annual incentives for 2013 were based on threshold, target and above target increases in earnings per share. The Human Resources Committee established threshold earnings per share at $8.75 (2012 earnings per share). The Human Resources Committee determined that a target annual incentive would be earned for earnings per share of $9.63 (a 10% increase) and that a maximum incentive of two times target would be earned for earnings per share of $10.50 (a 20% increase). The 2013 earnings per share of $10.97 (determined prior to nonrecurring charges of $.62 relating to impairments at and deconsolidation of a South African subsidiary) produced annual incentive payouts for executive officers of two times target.

  •
  Long-Term Incentives.  Long-term incentives are performance based. The three-year performance period which ended in 2013 based long-term incentives on a combination of three-year average ROIC (return on invested capital) and three-year growth in OIG (cumulative compound operating income growth), weighted 40% ROIC and 60% OIG. The Human Resources Committee established in February 2011 the targets for the three-year performance cycle ending in 2013. The targets were established at OIG growth of 10% and average ROIC of 9.5%. The Company's above-target performance in 2011, 2012 and 2013 resulted in payouts for the three-year performance period ending in 2013 at a capped maximum of 200% of target. The below-target performance of 2010 completely offset the above-target performance in 2009 and 2011, and resulted in no long-term incentives being earned for the three-year performance period ended in 2011. Payouts for the three year period ended in 2012 were 98.7% of target.

  •
  Stock Options.  Stock options are also a form of long-term incentive. The Human Resources Committee established the terms and provisions of stock options granted in 2013 based on industry standards as provided by its independent compensation consultant. The number of options granted to each executive officer was established so that the aggregate long-term incentive compensation would be targeted at competitive median levels. Information on the stock options granted to named executive officers during 2013 is at Grants of Plan Based Awards for Fiscal 2013.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is nonbinding on the board of directors. Although non-binding, the board of directors and the Human Resources Committee will review and consider the voting results when making future decisions regarding the Company's executive compensation programs.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ITEM 2.

ITEM 3:    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte Entities") conducted the 2013 and 2012 audits of the Company's financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2013 and 2012 fiscal years were as follows:

	2013	2012
Audit Fees	2,166,777	2,104,727
Audit-Related Fees	20,200	16,800
Tax Fees	743,143	354,804
Other Fees	0	0

Total Fees	2,930,120	2,476,331

        Audit Fees consist of the audit of the Company's fiscal 2013 and 2012 annual financial statements, review of the Company's quarterly financial statements during 2013 and 2012, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of the effectiveness of the Company's internal control over financial reporting.

        Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, agreed-upon procedures, documentation review in connection with the Company's internal controls over financial reporting and due diligence services performed with respect to acquisitions.

        Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.

        The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chairman has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.

        The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the 2014 audit of the Company's financial statements and requests that the shareholders ratify this appointment. A representative from Deloitte & Touche LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3.

Shareholder Proposals

        Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 20, 2014 in order to be considered for inclusion in the proxy statement for such meeting.

        The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business, not submitted for inclusion in the proxy statement, at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the first anniversary of the 2014 annual shareholders' meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Valmont's common stock with Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Valmont with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to Valmont and written representations from Valmont's executive officers and directors, Valmont believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2013.

Other Matters

        The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

By Order of the Board of Directors

Todd G. Atkinson
Secretary
Valmont Industries, Inc.

ONE VALMONT PLAZA OMAHA NEBRASKA 68154-5215 USA
PHONE	402.963.1000
FAX	402.963.1199
www.valmont.com

0000196200_1 R1.0.0.51160 Valmont Industries, Inc. One Valmont Plaza Omaha, NE 68154 VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET Monday, April 28, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET Monday, April 28, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 Mogens C. Bay 02 Walter Scott, Jr. 03 Clark T. Randt, Jr. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Advisory approval of the company's executive compensation. 3. Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2014. NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000196200_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and 10K is/are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 29, 2014 2:00 p.m. This proxy is solicited by the Board of Directors for use at the annual meeting on April 29, 2014. By signing the proxy, you revoke all prior proxies and appoint Mogens C. Bay and Walter Scott, Jr., and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting and all adjournments. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

QuickLinks

Certain Shareholders
Corporate Governance
  ITEM 1: BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
Compensation Discussion and Analysis
Chief Financial Officer Transition
Compensation Risk Assessment
Human Resources Committee Report
Executive Compensation Summary Compensation Table
Grants of Plan-based Awards for Fiscal 2013
Outstanding Equity Awards at Fiscal Year-End
Options Exercised
Delta Pension Benefits 2013
Nonqualified Deferred Compensation
Director Compensation
Potential Payments Upon Termination or Change-In-Control
Shareholder Return Performance Graphs
Audit Committee Report
  ITEM 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
  ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Shareholder Proposals
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters